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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12 (g) UNDER THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 33-57020


               The Manufacturers Life Insurance Company of America
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             (Exact name of registrant as specified in its charter)


      500 N. Woodward Ave, Bloomfield Hills, Michigan 48304 (416) 926-6700
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                  Common stock
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            (Title of each class of securities covered by this Form)


                                       N/A
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box (es) to designate the appropriate rule provision
(s) relied upon to terminate or suspend the duty to file reports:

   Rule 12g-4 (a)(1) (i)   ( )            Rule 12h-3 (b)(1)(i)    ( )
   Rule 12g-4 (a)(1) (ii)  ( )            Rule 12h-3 (b)(1)(ii)   ( )
   Rule 12g-4 (a)(1) (i)   ( )            Rule 12h-3 (b)(2)(i)    ( )
   Rule 12g-4 (a)(1) (ii)  ( )            Rule 12h-3 (b)(2)(ii)   ( )
                                          Rule 15d-6              (X)

     Approximate number of holders of record as of the certification or notice date: 128

     Pursuant to the requirements of the Securities Exchange Act of 1934 THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA has caused this certification/notice to be signed on its behalf duly authorized person.



DATE:  January 29, 1998                     By: /s/ JAMES D. GALLAGHER
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